THIS AGREEMENT dated for reference the 26TH day of June, 1999

BETWEEN:

TEXAS T PETROLEUM LTD., a company incorporated pursuant to the laws of the State of Colorado and having its registered and records office at 1812 -56th Ave., Greeley, Colorado

                                   OF THE FIRST PART

               (herein referred to as "Texas T")


AND:
SYNERGY TECHNOLOGIES CORPORATION, a company incorporated pursuant to the laws of the State of Colorado and having its registered and records office at Suite 800-303 East 17th Avenue, Denver, Colorado 80203-1260

               (herein referred to as "Synergy')

                                   OF THE SECOND
PART



WHEREAS:

Synergy is the registered and beneficial owner of all of the issued and outstanding shares in the capital stock of Carbon Resources Limited (the "Carbon shares"); and

Carbon Resources Limited ("Carbon") is the registered and beneficial owner of all of the issued and outstanding shares in the capital stock of Lanisco Holdings Limited ("Lanisco"); and

Lanisco holds the rights in and to certain patents applications for the development of the heavy oil upgrading technology (the "CPJ technology agreement") as appended hereto as Schedule "A"; and

Texas T has fulfilled its obligations under the terms of a verbal option agreement whereby Texas T is granted the right to negotiate to acquire a 50% interest in and to the technology; and


The parties to this Agreement have determined that Texas T will acquire its interest in and to the technology by way of a Share Exchange for 50% of the organised shares of Carbon; and

Texas T wishes to effect an exchange of 50% of the organised shares of common stock of Carbon, being a total of 2,500 common shares, for 2,000,000 restricted units of Texas T, each unit consisting of one share and one share purchase warrant entitling the holder to acquire one additional share at the exercise price of $1.00 per share within three years from the date of issue, and the parties to this Agreement have agreed to the Share Exchange subject to the terms and conditions set out below; and

Texas T has agreed to pay to Carbon the sum of $900,000. on or before January 1, 2001, subject to the terms and conditions set out below; and

Texas T has agreed to be bound by all agreements of Lanisco and Carbon as properly disclosed to Texas T by the parties to this Agreement.

NOW THEREFOR THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

DEFINITIONS

For all purposes of the Agreement:

"Effective Date" means the date that this Agreement is approved by the shareholders of Synergy and Texas T, if required, and the requisite articles of exchange are filed with the State of Colorado.

"Board Approval" means the requisite Board of Directors approvals required by each of the parties to this Agreement;

"Shareholder Approval" means the requisite shareholder approvals, if required, by each of the parties to this Agreement;

"Regulatory Approval" means the requisite regulatory approvals, if required, by each of the parties to this Agreement;

"Escrow Agreement" means that Agreement dated of even date herewith between Synergy, Texas T, and Lawler & Associates to be substantially in the form attached hereto as Schedule "B";

"Escrow Holder" means Lawler & Associates, a professional law corporation;

"CPJ Agreement" means that agreement by and between Lanisco and Pierre Jorgensen dated January 6, 1999 and appended hereto as Schedule A;

"Contracts" means all of the commitments, agreements, contracts, instruments, leases and other documents entered into by the parties to this Agreement by which the parties to this Agreement are bound;

"Texas T Units" means 2,000,000 fully paid and non-assessable units of common stock of Texas T, each unit consisting of one share and one share purchase warrant entitling the holder to acquire one additional share at the exercise price of $1.00 per share within three years from the date of issue, to be allotted and issued pursuant to Article 3 hereof, and which will be held in escrow pursuant to the terms of the Escrow Agreement;

"Carbon Shares" means a total of 2,500 shares of the organised shares in the capital of Carbon, to be exchanged by Synergy with Texas T, and being 50% of the organised shares of Carbon;

"Termination Date" means the day that is thirty (30) days after the last day of the month in which all of the parties Approvals as defined in Section 5.1
(b) hereof, are received;

"Share Exchange" shall mean the exchange of the Texas T's Units for the Carbon Shares as contemplated herein.

In this Agreement, except as otherwise expressly provided:

"Agreement" means this agreement, including the preamble and the schedules hereto, as it may from time to time be supplemented or amended in effect;

all references in this Agreement, to a designated "Section" or other subdivision or to a schedule is to the designated Section or other subdivision of, or Schedule to, this Agreement;

the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and where applicable a body corporate; the word "or" is not exclusive and the word "including" is not limiting, whether or not non-limiting language, such as "without limitation" or "but not limited" to or words of similar import, is used with reference thereto;

any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principals applicable to the United States of America;

any reference to a statute includes and is a reference to that statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding that statute or regulations;

where any representation or warranty is made "to the knowledge of" any Person, such Person will not be liable for a misrepresentation or breach of warranty by reason of the fact, state of facts, or circumstances in respect of which the representation or warranty is given being untrue if such Person proves:

that such Person conducted a reasonable investigation so as to provide reasonable grounds for a belief that there had been no misrepresentation or breach of warranty; and

that fact, state of facts, or circumstances could not reasonably be expected to have been determined as a result of that reasonable investigation, irrespective of the actual investigation conducted by such Person;

except as otherwise provided, any dollar amount referred to in this Agreement is in U.S. funds; and

any other term defined within the text of this Agreement has the meanings so ascribed.

The following are the Schedules to this Agreement:

Schedule  Description
A.        CPJ Technology Agreement
     B.        Escrow Agreement
     C.        Authorised and Issued Capital of Carbon
     D.        Liabilities and Permitted Liens of Carbon
     E.        Closing Warranty and Certificate of Carbon
     F.        Closing Warranty and Certificate of Texas T
     G.        Closing Warranty and Certificate of Synergy

SHARE EXCHANGE AND FUNDING REQUIREMENTS

Subject to the terms and conditions hereof and the requisite Board of Director, Shareholder Approvals and Regulatory Approvals as required, as at the Effective Date, Texas T shall exchange the Texas T Units for the Carbon Shares and shall provide funding in the amount of $900,000.USD on or before January 1, 2001, such funds to be expended to fulfil the terms of the Lanisco agreement with Pierre Jorgensen, appended hereto as Schedule A;

The Texas T Units and the Carbon Shares shall be held in escrow in the manner required by the Escrow Agreement and shall be released in the manner provided therein.

3.0  CLOSING

The completion of the Share Exchange will take place at the Effective Date at such place as each of the parties to this Agreement may agree to;

The Effective Date shall occur no later than 60 days from the date of execution of this Agreement, and this Agreement shall be voidable thereafter at the option of either party upon thirty (30) days notice in writing to the parties hereto, such election not to be unreasonably exercised. This Agreement will terminate on the effective date of such notice of termination and except for the provisions of Sections 3.2 and 3.3, shall thereafter by null and void;

In the event that this Agreement is terminated pursuant to Section 3.2 above, and any of the parties to this Agreement have not used its best efforts to complete the transactions contemplated by this Agreement, then notwithstanding any other provision of this Agreement:


if Synergy failed to use its best efforts, Synergy shall be liable for and shall pay all costs and expenses incurred by the parties to this Agreement in connection with this Agreement; and

if Texas T failed to use its best efforts, Texas T shall be liable for and shall pay all costs and expenses incurred by the parties to this Agreement in connection with this Agreement.

4.0  TRANSACTION EXPENSES

4.1 Except as provided in Section 3.3, each party to this Agreement shall bear all costs and expenses incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Unless otherwise expressly provided herein, all costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement shall be borne by the party whose responsibility it is to satisfy the condition or fulfil the covenant in question.

5.0   APPROVALS

5.1 The obligations of the parties to complete the exchange of shares shall be subject to the following:

the passing of the resolutions by the Board of Directors of Carbon, and the shareholders of Carbon, if required, (the "Carbon Approvals");

the passing of the resolutions by the Board of Directors of Texas T, and the shareholders of Texas T, if required, authorising Texas T to enter into and conclude this Agreement ( the "Texas T Approvals");

the passing of the resolutions by the Board of Directors of Synergy, and the shareholders of Synergy, if required, authorising Synergy to enter into and conclude this Agreement (the "Synergy Approvals");

the requisite Regulatory Approvals, as required.

5.2 Synergy and Texas T shall use their best and reasonable efforts to obtain the required Approvals prior to the Closing.

6.0      TEXAS T WARRANTIES AND REPRESENTATIONS

6.1 Texas T warrants and represents to the parties to this Agreement, with the intent that the parties to this Agreement will rely thereon in entering into this Agreement and in concluding the Share Exchange contemplated herein that:

Texas T is a company duly incorporated, validly existing and presently in good standing under the laws of the State of Colorado and has the power, authority and capacity to enter into this Agreement and to carry out its terms;

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorised by all necessary corporate action on the part of Texas T, and this Agreement constitutes a legal, valid and binding obligation of Texas T in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

To the knowledge of Texas T, Texas T has filed all reports and documents required to be filed with the Registrar of Companies for the State of Colorado, and is not in default of any requirements of the Company Act of the State of Colorado;

upon completion of the Share Exchange, Synergy shall be the beneficial and registered holders of the Texas T Units as fully paid and non-assessable, free and clear of all liens, charges and encumbrances and restrictions on transfer save and except those prescribed in the Escrow Agreement and those which may be imposed by the regulatory authorities or under applicable securities law;

Texas T has all corporate power and authority to carry on its business as presently carried on;

Texas T is not in breach of any statute, regulation or by-law applicable to Texas T or its operations;

the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof, does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions of, or constitute default under the Articles of Texas T or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit, licence, authority or other instrument to which Texas T is a party or is bound or any judgement, decree, order, rule or regulation of any court or administrative body by which Texas T is bound, or, of any statute or regulation applicable to Texas T.

7.0  SYNERGY WARRANTIES AND REPRESENTATIONS

7.1 Synergy warrants and represents to Texas T, with the intent that Texas T will rely thereon in entering into this Agreement and in concluding the Share Exchange contemplated herein that:

Synergy is the registered holder and beneficial owner of the Carbon Shares, free and clear of all Liens, and Synergy has no other interest, legal or beneficial, direct or indirect, in any other shares in the capital of Carbon or in the business or the business assets;

Synergy has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Carbon Shares to Texas T;

the authorised and issued capital of Carbon is 5,000 organised shares and the
Carbon Shares are validly issued and outstanding as fully paid and non-assessable;

Carbon is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Cyprus;

All alterations, if any, to the Articles and By-laws of Carbon since its incorporation have been duly approved by the shareholders of Carbon and registered with the governmental authority having jurisdiction;

Carbon has the power, authority and capacity to carry on the business as presently conducted by it;

Carbon has the power, authority and capacity to own and use all of the business assets;

Carbon owns and possesses and has good and marketable title to and possession of all the business assets free and clear of all liens;

the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof, does not conflict with or result in the breach of or the acceleration of any indebtedness under, any terms, provisions or conditions of, or constitute default under the Articles or By-Laws of Carbon or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit, licence, authority or other instrument to which Carbon is a party or is bound or any judgement, decree, order, rule, or regulation of any court of administrative body by which Carbon is bound, or, to the knowledge of any statute or regulation applicable to Carbon;


all material transactions of Carbon have been promptly and properly recorded or filed in or with its respective books and records, and the minute book of Carbon contains all records required to be kept pursuant to applicable legislation pertaining to corporations in Carbon's jurisdiction of incorporation;


Carbon has no contract, agreement, undertaking, or arrangement, whether oral, written or implied, and does not have any outstanding agreement, contract or commitment (whether written or oral) whatsoever relating to or affecting the conduct of the business or any of the business assets or for the purchase, sale or lease of any of the business assets other than the contracts;


No Person has any agreement, right or option, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option:

to require Carbon to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Carbon;

for the issue or allotment of any of the authorised but unissued shares in the capital of Carbon;

to require Carbon to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of Carbon; or

to purchase or otherwise acquire any shares in the capital of Carbon;

Lanisco:

Save for the interest of Jorgensen, in and to 35% of the income derived from the CPJ technology, more particularly described in Schedule "A" hereto, no Person has any agreement, right or option, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option:

to require Lanisco to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Lanisco;
for the issue or allotment of any of the authorised but unissued shares in the capital of Lanisco;

to require Lanisco to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of Lanisco; or

to purchase or otherwise acquire any shares in the capital of Lanisco;

Lanisco is not in breach of any of the terms, covenants, conditions, or provisions of, is not in default under, or has done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any contract;

is not in breach or default under any judgement injunction, or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which Lanisco is bound or to which Lanisco or any business assets are subject;

and Lanisco has not received notice that any default, breach, or violation is being alleged;


COVENANTS OF THE PARTIES

8.1  Between the date of this Agreement and the Effective Date, Synergy will cause Carbon and Lanisco to afford to Texas T and its authorised representatives access during normal business hours to all books, contracts, commitments, records of Carbon and Lanisco and will furnish such copies (certified if requested) thereof and other information as Texas T may reasonably request and will take such steps as may be necessary to permit Texas T and its authorised representatives to make such audit of the books of account of Carbon and Lanisco and such physical verification of the Business Assets as Texas T may reasonably see fit;

will diligently take all reasonable steps to obtain prior to the Effective Date, all consents and approvals required to complete the transactions contemplated herein in accordance with the terms and conditions hereof including any consents, waivers, and approvals as requested by Texas T or Texas T's solicitor;

will do any and all things reasonably necessary and use their best efforts assist and fully co-operate with Texas T in its effort to obtain the approvals within the time limited hereunder;

will cause Carbon and Lanisco to conduct its business and affairs diligently and only in the ordinary course, and preserve and maintain the goodwill of Carbon and Lanisco, the business assets and the business; and

will not permit Carbon and Lanisco to make or agree to make any payment to any director, officer, employee or agent of Carbon and Lanisco except in the ordinary course of business and at the regular rate of salary and commission for such person or as reasonable reimbursement for expenses incurred by such person in connection with the business of Carbon and Lanisco.

8.2 Between the date of this Agreement and the Effective Date, Texas T will:

afford to Synergy and its authorised representatives access during normal business hours to all books contracts, commitments, records of Texas T and will furnish such copies (certified if requested) thereof and other information as Synergy may reasonably request, and will take such steps as may be necessary to permit Synergy and its authorised representatives to make such audit of the books of account of Texas T and such physical verification of the assets of the Texas T as Synergy may reasonably see fit;

if required, call a general meeting of its shareholders to be held as soon as practicable after execution hereof to consider and, if thought fit, approve resolutions respecting the following matters together with such amendments as Synergy may specify prior to the date notice of such meeting is mailed to Texas T's shareholders:

approval of the exchange of the Texas T Shares for the Carbon Shares, the total organised shares of Carbon being 5,000 organised shares; and

such other matters pertaining to the transactions contemplated herein as may be reasonably requested by the Synergy, the form of proxy materials for the meeting to be completed to the satisfaction of the Synergy;

deliver written confirmation of each of the foregoing, if any, to the Synergy;
and

attend to all corporate matters to carry out and implement this Agreement as soon as possible.

8.3 Synergy and Texas T shall each complete their own due diligence investigations contemplated by subparagraphs 8.1 (a) and 8.2(a) herein
respectively in order to satisfy   themselves of the accuracy of each other's
representations and warranties hereunder, within thirty (30) days of the date of this Agreement, and shall each deliver to the other written confirmation of their satisfactory completion of such investigations. Notwithstanding any such investigations, the representations and warranties of any party hereto shall survive the Closing Date and the Closing, and shall continue in full force and effect.

8.4 The parties agree to make or cause Carbon to make such joint elections under the Income Tax Act with respect to the exchange of the Carbon Shares or any other matters as may be reasonably requested by Texas T and to execute and file such documents as may be necessary to give effect thereto.

NON-MERGER

The representations, warranties, covenants and agreements of Synergy contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Effective Date as though made at the Effective Date and will survive the Effective Date, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases Synergy of such representation, warranty, covenant or agreement), or any investigation by Texas T, the same will remain in full force and effect.

The representations, warranties, covenants and agreement of Texas T contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Effective Date as though made at the Effective Date and will survive the Effective Date, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases Texas T of such representation, warranty, covenant or agreement), or any investigation by Synergy , the same will remain in full force and effect.


CONDITIONS PRECEDENT

The obligations of Synergy to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated:

the representations and warranties of Texas T contained herein are true and correct in all respect at and as of the Effective Date except as may be in writing disclosed to and approved by the Synergy; and

all covenants, agreements and obligations hereunder on the part of Texas T to be performed or complied with at or prior to the Closing, including Texas T's obligation to deliver the documents and instruments herein provided for, have been performed and complied with at and as of the Effective Date.

The conditions set forth in Section 10.1 are for the exclusive benefit of Synergy and may be waived by Synergy in writing in whole or in part at any time.

The obligations of Texas T to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated, that:

the representations and warranties of Synergy contained herein are true and correct in all material respects at and as of the Closing except as may be in writing disclosed to and approved by Texas T; and

all covenants, agreements and obligations hereunder on the part of the Synergy to be performed or complied with at or prior to the Effective Date, including in particular the Synergy's obligations to deliver the documents and instruments herein provided for, have been performed and complied with as at the Closing.

The conditions set forth in Section 10.3 are for the exclusive benefit of Texas T and may be waived by Texas T in whole or in part at any time.

11.0      TRANSACTIONS OF SYNERGY AT THE EFFECTIVE DATE

11.1 At the Effective Date, Synergy will execute and deliver or cause to be executed and delivered all documents, instruments, resolutions and share certificates as are necessary to effectively transfer and assign the Carbon Shares Texas T free and clear of all Liens, including;

share certificates representing the Carbon Shares registered in the name of Texas T, duly endorsed for transfer to Texas T;

the Escrow Agreement, duly executed by Synergy;

certified copies of resolutions of directors of Synergy and Carbon authorising the transfer of the Carbon Shares and the registration of the Carbon Shares in the name of Texas T and authorising the issue of new share certificates in the name of Texas T;

duly issued share certificates registered in the name of Texas T representing 2,500 organised shares in the capital of Carbon, the total organised shares in the capital of Carbon being 5,000 organised shares;

a Closing Warranty and Certificate of Synergy and Carbon confirming that the conditions to be satisfied by Texas T, unless waived, set out in Section
10.1 have been satisfied at the Effective Date and that all representations and warranties of Texas T contained in this Agreement are true at and as of the Effective Date in the form attached as Schedule "".

12.0 TRANSACTIONS OF TEXAS T AT THE EFFECTIVE DATE

12.1 Texas T will deliver or cause to be delivered the following at the Effective Date:

copies of all written Approvals;

share certificates to the escrow agent representing the Texas T Shares duly registered in the name of Synergy;

written confirmation of the escrow agent that the Texas T Shares have been issued to Synergy, and are being held by the escrow agent pursuant to the terms of the Escrow Agreement;

a Closing Warrant and Certificate from the Board of Directors of Texas T confirming that the conditions to be satisfied by the Synergy, unless waived, set out in Section 10.3 have been satisfied at the Effective Date and that all representations and warranties of Synergy contained in this Agreement are true at and as of the Effective Date in the form attached as Schedule " ";

the Escrow agreement duly executed by Texas T;

copies, certified if requested, of all minutes and consent resolutions of the directors of Texas T authorising Texas T to:

enter into and fulfil the terms of this Agreement;

issue such number of common shares in the capital stock of the Texas T to complete the Share Exchange Agreement;

execute and deliver the Escrow Agreement.

 POST CLOSING AGREEMENTS, COVENANTS AND OBLIGATIONS

Synergy will indemnify and hold harmless Texas T from and against:

any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of Synergy under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Texas T hereunder; and

any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.


Texas T will indemnify and hold harmless Synergy from and against:

any and all losses, damages or deficiencies resulting from any misrepresentation , breach of warranty or non-fulfilment of any covenant on the part of Texas T under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Synergy hereunder; and

any and all actions, suits, proceedings, demands, assessments, judgements, costs and legal and other expenses incidental to any of the foregoing.


14.0 TIME OF THE ESSENCE

14.1 Time is of the essence of this Agreement.


15.0    FURTHER ASSURANCES

15.1 The parties will execute and deliver such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement.

16.0    SUCCESSORS AND ASSIGNS

This Agreement will enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
This Agreement may not be assigned by any party hereto without the prior written consent of all parties to this Agreement.

17.0     COUNTERPARTS

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

18.0     NOTICE

18.1 All notices, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to their rights or interest herein, assigned or reserved, shall be deemed to have been properly given or delivered, when delivered personally or sent by registered mail or sent by electronic communication with all postage or other charges fully prepaid, and addressed to the parties respectively as follows:

To Synergy:

Synergy Technologies Corporation
#210-214-11th Ave S.E.
Calgary, Alberta T2G 0X8

To Texas T:

Texas T Petroleum Ltd
#430-580 Hornby St.,
Vancouver, B.C.

(c)  To the Escrow Agent:

Lawler & Associates
2820 Townsgate Road, Suite 200
Westlake Village, CA 91361

Or such other address as any Person may specify by notice in writing to the other.

Any notice delivered on a business day, or sent by electronic communication on a business day, will be deemed conclusively to have been effectively given on the date notice was delivered or transmitted.

 Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the tenth business day after posting; but if at the time of posting or between the time of posting and the tenth business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

19.0     AGENTS

19.1 Synergy warrants to Texas T that no agent or other intermediary has been engaged by Synergy in connection with the Share Exchange herein contemplated; Texas T warrants to Synergy that no agent or other intermediary has been engaged by the Texas T in connection with the Share Exchange herein contemplated.

20.0     PROPER LAW

This Agreement will be governed by and construed in accordance with the laws of the State of Colorado and the parties will attorn to jurisdiction of the Courts thereof.

RIGHT OF FIRST REFUSAL

(a) the parties to this Agreement shall grant each to the other the right of first refusal to acquire any shares of Carbon which either party may wish to sell or otherwise dispose of on terms to be negotiated. The party wishing to sell or dispose of its shares of Carbon any portion thereof (the "Offeror") shall immediately send a notice of intent to sell (the "Offering Notice") to the other party. The other party (the "Accepting Other") shall have Thirty
(30) days from the date the Offering Notice is given:

(i)   to conclude an agreement to purchase (the "Purchase Agreement") the
shares of   Carbon;

(ii) to agree by notice to the Offeror that the Offer may sell the shares of
Carbon         PROVIDED THAT, prior to the completion of such sale, the
purchaser of the shares of Carbon and any parties controlling the purchaser shall agree to become subject to all of the obligations and such purchaser becomes entitled to all rights of the Offeror under this Agreement by means of an agreement in writing satisfactory in form and substance to the Accepting Other, acting reasonably.

(b) if the Accepting Other agrees to purchase the shares of Carbon in accordance with section 21.1(a) (i) of this Agreement, the Accepting Other must, within 3 business days (not including weekends and holidays) of executing a Purchase Agreement, pay to the Offeror an amount equal to Ten (10%) of the agreed to purchase price as a non-refundable deposit.
The purchase price and the Purchase Agreement shall be completed within 90 days after the date upon which the Purchase Agreement was executed, at which time the purchase price for such shares of Carbon shall be paid by the Accepting Other (by certified cheque to the extent that a cash payment is called for) on the terms specified in the Purchase Agreement against delivery of the shares of Carbon duly endorsed with authorised signatories of the Offeror and director's resolutions as may be necessary to complete the transaction and transfer good title to the shares of Carbon to the Accepting Other.

If no agreement is reached in accordance with section 21.1 (a) (i) of this Agreement and no notice is given by the Accepting Other in accordance with section 21.1 (ii) of this Agreement within such 30 day period, the Accepting Other shall be deemed to have given notice in accordance with section 21.1 (a) (ii) of this Agreement.

(c) if the Other agrees or is deemed to have agreed that the Offeror may sell the Carbon shares in accordance with section 21.1 (a) (ii) of this Agreement, then for a period of 120 days following the date upon which the Offering Notice was given, the Offeror shall have the right to sell the Carbon shares to any third party subject to the terms and conditions set forth in section 21.1 (a) (ii) of this Agreement.

If the shares of Carbon are not sold pursuant to section 21.1 ( c) of this Agreement, during the 120 day period, the Offeror may not sell the shares of Carbon without first offering them again to the other party pursuant to this paragraph 12.1 and so on from time to time.

ARBITRATION

22.1 Any dispute, difference or question which may arise at any time hereinafter between the Parties touching on the true construction of this Agreement and the respective rights and obligations of each Party to the other shall, unless otherwise herein expressly provided, be referred to and settled by binding arbitration under the International Arbitration Act. No arbitration shall be commenced until the aggrieved Party shall send to the other Party a written notice describing the problem and stating a proposed solution ("Settlement Notice"). For Thirty (30) days after the sending of the Settlement Notice, the parties shall try to settle the dispute in good faith. The contents of the Settlement Notice and of all discussions and writings during the Thirty (30) day settlement period shall be without prejudice and shall be privileged as settlement discussion and may not be used in any legal proceedings or arbitration. Upon the Parties being unable to reach a solution, the matter shall be settled by binding arbitration. The place of arbitration shall be Denver, Colorado or such other jurisdiction as may be acceptable to the Parties and the jurisdiction. One impartial arbitrator shall be appointed under the International Arbitration Act. Judgement of the Arbitral award may be entered in any court in Colorado or in any court having jurisdiction. The Parties hereby waive all defences as to personal jurisdiction, venue and sovereign immunity from attachment, exception and jurisdiction in any proceeding to confirm or enforce the award. The Party who brings any proceeding to enforce the award and prevails shall be paid its full costs and attorney fees by the other Party. The laws of the State of Colorado shall govern all issues during the arbitration. The decision of the arbitrator shall be final and binding on the Parties herein.

IN WITNESS WHEREOF the parties hereto have set their hand and seal as of the day and year first above written.

SIGNED, SEALED and DELIVERED
by SYNERGY TECHNOLOGIES
CORPORATION in the presence of:


/S/ JANET LESLIE

SYNERGY TECHNOLOGIES CORPORATION


/S/ JACQUELINE DANFORTH

SIGNED, SEALED and DELIVERED
by TEXAS T PETROLEUM LIMITED
in the presence of:


/S/ JANET LESLIE

TEXAS T PETROLEUM LIMITED


/S/ GARETT GREENE